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                                                                    EXHIBIT 3.10

      MICHIGAN DEPARTMENT OF COMMERCE - CORPORATION AND SECURITIES BUREAU


                           ARTICLES OF INCORPORATION
                    For use by Domestic Profit Corporations


ARTICLE I

The name of the corporation is:  LEWIS EMERY CAPITAL CORPORATION

ARTICLE II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized shares:

1.       Common Shares:  60,000

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

         There shall be only one class of stock, i.e., voting common stock and all shares of stock shall possess the same rights and privileges.

ARTICLE VI

1.       The address of the registered office is:

         1325 E. Superior
         Alma, Michigan  48801

2. The mailing address of the registered office if different from the registered office address:

         P.O. Box 129
         Alma, Michigan  48801

3.       The name of the resident agent at the registered office is:  Charles
         L. Dardas
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ARTICLE V

The name(s) and address(es) of the incorporator(s) is (are) as follows:

         The Lobdell-Emery Manufacturing Company
         1325 E. Superior
         Alma, MI  48801

ARTICLE VI

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholder or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VII

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholder entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.





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Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

ARTICLE VIII

No director of the Corporation shall be held personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that this provision does not limit or eliminate a director's liability for: breaching the duty of loyalty to the Corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, violating Section 551(1) of the Michigan Business Corporation Act or obtaining an improper personal benefit. If the Michigan Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

I (We), the incorporator(s) sign my (our) name(s) this 13th day of August, 1992.


                                         THE LOBDELL-EMERY MANUFACTURING COMPANY


                                        By:     /s/ Charles L. Dardas
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                                            Charles L. Dardas
                                            Executive Vice President





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